Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

MiNK Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.00001 par value per share	Rules 457(c) and 457(h)	1,383,961 (2)	$0.798 (3)	$1,104,400.88	0.00014760	$163.01

Equity	Common stock, $0.00001 par value per share	Rules 457(c) and 457(h)	345,990 (4)	$0.798 (3)	$276,100.02	0.00014760	$40.75

Total Offering Amounts					$1,380,500.90		$203.76

Total Fee Offsets (5)							—

Net Fee Due							$203.76

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement also covers such additional shares of the registrant’s common stock, par value $0.00001 per share (“Common Stock”), as may issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)

Represents shares of Common Stock reserved for issuance under the MiNK Therapeutics, Inc. 2021 Equity Incentive Plan (the “2021 EIP”) resulting from the annual “evergreen” increase in the number of authorized shares reserved and available for issuance under the 2021 EIP on January 1, 2024. The annual increase was equal to four percent (4%) of the number of shares of Common Stock issued and outstanding on December 31, 2023.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h) based on the average of the high and low prices of the registrant’s Common Stock as reported on the Nasdaq Capital Market on August 9, 2024 to be $0.8110 and $0.7850, respectively.

(4)

Represents shares of Common Stock reserved for issuance under the MiNK Therapeutics, Inc. Employee Stock Purchase Plan (the “2021 ESPP”) resulting from the annual “evergreen” increase in the number of authorized shares reserved and available for issuance under the 2021 EIP on January 1, 2024. The annual increase was equal to one percent (1%) of the number of shares of Common Stock issued and outstanding on December 31, 2023.

(5)	The Registrant does not have any fee off-sets.